April 11, 1996


Mr. William C-L Friar
Branch Chief
United States Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 3-11
Washington, D.C.   20549

          Re:  Capital City Bank Group, Inc.
               Definitive Proxy Material Filed April 11, 1996

Dear Mr. Friar:

     We represent Capital City Bank Group, Inc. (the "Company"). Enclosed for filing on behalf of the Company pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") is a copy of the definitive Proxy Statement and form of proxy to be used by the Company in connection with an upcoming Annual Meeting of Shareholders of the Company. Pursuant to Rule 14a-3(c) under the Exchange Act, seven copies of the Annual Report of the Company which is being sent to Company shareholders pursuant to Rule 14a-3(b) will be submitted to the Commission as of the date hereof under separate cover. This Annual Report is being furnished solely for the information of the Commission pursuant to Rule 14a-3(c) and is not deemed to be "soliciting material" or "filed" with the Commission. A filing fee has been previously paid in connection with the filing of the Company's Preliminary Proxy Statement on March 13, 1996.

If there are any questions or comments concerning the foregoing, please call the undersigned at the above listed number.

Sincerely,


/S/ Jeffrey M. Taylor
Jeffrey M. Taylor

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